SRCO, C.P.A., Professional Corporation
Certified Public Accountants
18 Brownstone Court
East Amherst
NY 14051
U.S.A.
Tel: 416 428 1391 & 416 671 7292
Fax: 905 882 9580
Email: info@srco.ca

Former Accountant Letter pursuant to SEC Form 1-U 17 C.F.R. 230.304(a)(3)

This letter is made by SRCO, C.P.A., Professional Corporation pursuant to the requirements of the SEC Form 1-U and 17 C.F.R. 230.304(a)(3) ("Item 304").

On February 7, 2024, the Company filed a Form 1-U regarding *Item 4: Changes in Issuer's Certifying Accountant* (the "Form 1-U").

On December 20, 2023, SRCO, C.P.A., Professional Corporation resigned as the Company's independent auditor "reluctantly and after substantial deliberation".

SRCO, C.P.A., Professional Corporation, as former accountant for Starpax BioPharma Inc. (the "Company), acknowledges that SRCO, C.P.A., Professional Corporation received a copy of the disclosures the Company made in response to Item 304(a) on February 7, 2024, the day that the Form 1-U was filed with the Commission.

In response to the Company's request for this letter, SRCO, C.P.A., Professional Corporation agrees with the statements made by the Company in the Form 1-U in response to Item 304(a). SRCO, C.P.A., Professional Corporation further states that there are no areas of concern contained in the disclosures within the Form 1-U.

/s/ SRCO, C.P.A., Professional Corporation

East Amherst, NY
February 7, 2024

SRCO, C.P.A., Professional Corporation (6722)
CERTIFIED PUBLIC ACCOUNTANTS